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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

--------------------------------------------------------------------------------
         (Name of Issuer)           The S&P 500 Protected Equity Fund
(Title of Class of Securities)      Common Stock
         (CUSIP Number)             78379P103


                                            February 29, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78379P103                         13G

--------------------------------------------------------------------------------
(1) Name of Reporting Persons I.R.S Identification nos. of Above Persons (entities only)

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated
                  #13-5674085

--------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

                  Delaware

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Number of Shares     (5) Sole Voting Power

                                    None
Beneficially   _________________________________________________________________
Owned                  (6) Shared Voting Power

                                    8,655,379
By Each          _______________________________________________________________
Reporting            (7) Sole Dispositive Power

                                    None
Person           _______________________________________________________________
With                 (8) Shared Dispositive Power

                                    8,655,379
--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

                  8,655,379

--------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                 [-]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

                  27.5%

--------------------------------------------------------------------------------
(12) Type of Reporting Person (see instructions)

         BD,CO
--------------------------------------------------------------------------------
(14) Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:
         [X] Rule 13d-1(b) [ ] Rule 13d-1(c) [ ] Rule 13d-1(d)
--------------------------------------------------------------------------------

CUSIP No. 78379P103                     13G

--------------------------------------------------------------------------------
Item 1(a)  Name of Issuer:

                  The S&P 500 Protected Equity Fund (the "Company")
--------------------------------------------------------------------------------
Item 1(b)  Address of Issuer's Principal Executive Offices:

                  Merrill Lynch Asset Management L.P.
                  P.O. Box 9081
                  Princeton NJ 08543-9081


--------------------------------------------------------------------------------
Item 2(a)  Name of Person Filing:

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated

--------------------------------------------------------------------------------
Item 2(b)  Address of Principal Business Office, or if None, Residence:

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated
                  World Financial Center, North Tower
                  250 Vesey Street
                  New York, New York
10281___________________________________________________________________________

Item 2(c)  Citizenship:
                  SEE ITEM 4 OF COVER

PAGES___________________________________________________________________________
Item 2(d) Title of Class of Securities:

                  SEE COVER PAGE
--------------------------------------------------------------------------------
Item 2(e) CUSIP Number:

                  SEE COVER PAGE
--------------------------------------------------------------------------------
Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         a.  [X]  Broker or dealer registered under Section 15 of the Exchange
                  Act.
         b.  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         c.  [_]  Insurance  company as defined in Section 3(a)(19) of the
                  Exchange Act.
         d.  [_]  Investment  company  registered under Section 8 of the
                  Investment Company Act.
         e.  [_]  An   investment    adviser   in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E);
         f.  [_]  An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
         g.  [_]  A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G);
         h.  [_]  A savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;
         i.  [_]  A church  plan that is  excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act;
         j.  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.  78379P103                     13G


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     a.  Amount Beneficially Owned:         SEE ITEM 9 OF COVER PAGES

     Pursuant to ss. 240.13d-4, MLPF&S (the "Reporting Person") disclaims beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of the Company covered by this statement, other than certain securities of the Company held in MLPF&S proprietary accounts.

     b.  Percent of class:                  SEE ITEM 11 OF COVER PAGES

     c. Number of shares as to which such person has:

          i.   Sole power to vote or to direct the vote:
                                                     SEE ITEM 5 OF COVER PAGES
          ii.  Shared power to vote or to direct the vote:
                                                  SEE ITEM 6 OF COVER PAGES
          iii. Sole power to dispose or to direct the disposition of:
                                                     SEE ITEM 7 OF COVER PAGES
         iv.  Shared power to dispose or to direct the disposition of
                                                     SEE ITEM 8 OF COVER

PAGES___________________________________________________________________________
Item 5. Ownership of 5 Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that 5 percent of the class of securities, check the following [ ].

                           NOT APPLICABLE
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         MLPF&S has discretionary investment authority in respect to certain customer accounts holding in the aggregate 2,000 shares of the common stock of the S&P 500 Protected Equity Fund. Such shares are held on behalf of persons who have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. MLPF&S does have an interest that relates to more than 5% of the class of securities herein.

--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           NOT APPLICABLE
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

                           NOT APPLICABLE
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

                           NOT APPLICABLE
--------------------------------------------------------------------------------

CUSIP No. 78379P103                   13G


Item 10.  Certifications.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


-------------------------------------------------------------------------------
Dated: March 8, 2000

Merrill Lynch, Pierce, Fenner & Smith Incorporated
-------------------------------------------------------------------------------

/s/ Andrea Lowenthal
-------------------------------------------------------------------------------
Signature

Andrea Lowenthal*
Attorney-in-fact
-------------------------------------------------------------------------------
Name/Title



         *Signed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.

                            Exhibit A to Schedule 13G

                                Power of Attorney

The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Corporation") a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

         IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.



         MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


         By:      /s/ David H. Komansky
         Name:    David H. Komansky
         Title:   President and Chief Operating Officer